Exhibit 99.1

AMGEN’S FIRST QUARTER 2003 ADJUSTED EARNINGS

PER SHARE INCREASE 31% TO 42 CENTS

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FIRST QUARTER GAAP EARNINGS PER SHARE

INCREASE 16% TO 37 CENTS

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Total Product Sales Increase 80 Percent

From Newly Launched and Acquired Products

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2003 Product Sales Guidance Raised $400 Million

to a Range of $7.1 – $7.6 Billion

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2003 Adjusted Earnings Per Share Guidance Raised 10 cents

to a Range of $1.80 – $1.90

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Amgen Reports Successful Results in a Phase 3 Study of

Secondary Hyperparathyroidism for Cinacalcet HCl

FOR IMMEDIATE RELEASE

THOUSAND OAKS, Calif., April 22, 2003 — Amgen (Nasdaq:AMGN) announced today that adjusted earnings per share for the first quarter of 2003 were 42 cents versus 32 cents for the first quarter of 2002, an increase of 31 percent. Adjusted net income was $558 million in the first quarter of 2003 versus $341 million in the first quarter of 2002, a 64 percent increase.

Amgen now expects adjusted earnings per share to range between $1.80 – $1.90 for the full year of 2003, versus the previous estimate of $1.70 – $1.80.

Adjusted earnings per share and adjusted net income for the three months ended March 31, 2003 exclude certain expenses related to the acquisition of Immunex. These expenses are itemized on the attached reconciliation tables.

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First Quarter Adjusted Earnings Per Share of 42 Cents Increases 31%

On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), Amgen reported earnings per share of 37 cents in the first quarter of 2003 versus 32 cents, a 16 percent increase versus the first quarter of 2002. Reported net income for the first quarter of 2003 was $493 million versus $341 million, a 45 percent increase versus the same period a year ago. Total revenue increased 75 percent to $1.8 billion in the first quarter of 2003.

Product Sales Performance and Expenses

Total product sales in the quarter were $1.6 billion, an increase of 80 percent over the same period last year due to the launch of new products and the acquisition. Excluding ENBREL® sales for the quarter, product sales grew 50%. U.S. product sales were $1.4 billion, an increase of 74% versus the first quarter of last year and accounted for 87% of total sales. International sales were $208 million for the first quarter versus $90 million for the same quarter last year, an increase of 133%. Without the beneficial impact of foreign exchange in the first quarter, international sales would have grown 97%. Total product sales are now expected to grow to a range of $7.1 – $7.6 billion in 2003 versus previous guidance of a range between $6.7 and $7.2 billion. Total revenue is now projected to range between $7.7 and $8.2 billion versus the previous guidance of a range between $7.3 and $7.8 billion.

“Amgen’s strong financial, operational and clinical results this quarter reflect the extraordinary efforts of Amgen’s staff worldwide,” said Kevin Sharer, chairman and chief executive officer. “We are very pleased and proud of our staff’s work on behalf of patients and shareholders, and look forward to delivering continued strong performance. Given our strong trends, we are raising sales and earnings guidance for the year.” Sharer said.

For the first quarter, combined sales of EPOGEN® (Epoetin alfa), Amgen’s anemia therapy for patients on dialysis, and Aranesp® (darbepoetin alfa), its next-generation anemia treatment, increased 45 percent to $802 million from $551 million for the first quarter of 2002. EPOGEN® sales were $547 million for the first quarter, an increase of seven percent over the same quarter last year. The company indicated that all of the growth was due to a favorable revised estimate of dialysis demand for 2002. This adjustment, which is referred to as spillover, is a result of the company’s contractual relationship with Johnson & Johnson. The company indicated that demand in the first quarter was slightly negative compared to the first quarter of 2002; however, for the full year 2003, the company continues to believe underlying dialysis patient growth in the 4-5% range will principally drive EPOGEN® sales.

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First Quarter Adjusted Earnings Per Share of 42 Cents Increases 31%

Aranesp® sales in the first quarter were $255 million versus $39 million in the first quarter of last year. The company believes Aranesp® sales were primarily driven by demand and reflect the incremental indication for chemotherapy-induced anemia in oncology in the U.S. and growth in Europe. First quarter U.S. Aranesp® sales were $158 million versus $25 million last year. International Aranesp® sales were $97 million versus $15 million in the first quarter last year. The growth in international Aranesp® sales was aided by a weaker U.S. dollar. Due to increased global strength in Aranesp®, Amgen has revised its combined sales guidance for EPOGEN® and Aranesp® for 2003 from a range of $3.2 to $3.4 billion, to a range of $3.4 to $3.6 billion.

Combined worldwide sales of Neulasta™ (pegfilgrastim) and NEUPOGEN® (Filgrastim) increased 53 percent to $542 million from $355 million for NEUPOGEN® alone in the first quarter of 2002. Neulasta™ sales were $258 million in the first quarter which includes a minimal amount of international sales. Worldwide NEUPOGEN® sales were $284 million for the first quarter of 2003, a 20% decrease from the first quarter of 2002, reflecting U.S. conversion to Neulasta™. Neulasta™ is Amgen’s once-per-cycle product for decreasing the risk of chemotherapy-related infections, and NEUPOGEN® is used to decrease the incidence of infection during many types of cancer-related chemotherapy.

On a geographic basis, first quarter NEUPOGEN® sales were $194 million in the U.S. versus $281 million in the first quarter of 2002, and $90 million outside the U.S. versus $74 million. International NEUPOGEN® sales growth was almost entirely due to a weaker U.S. dollar. Due to increased domestic strength for Neulasta™, Amgen now expects combined NEUPOGEN®/Neulasta™ sales will be in a range of $2.3 to $2.5 billion versus the previous estimate of $2.1 to $2.3 billion.

ENBREL® (etanercept), Amgen’s inflammation biologic, recorded first quarter sales of $274 million, which reflects increased sales driven by demand. ENBREL® benefited from increased supply following the U.S. Food and Drug Administration (FDA) approval of Amgen’s Rhode Island manufacturing facility in December 2002. Demand for the quarter was fueled by the transition of patients from the prospective patient list onto ENBREL®, the addition of new patients, and to a lesser extent the conversion of Radius II trial patients from clinical product to commercial drug. Amgen continues to forecast that 2003 ENBREL® sales will range between $1.2 and $1.4 billion.

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First Quarter Adjusted Earnings Per Share of 42 Cents Increases 31%

Operating Expenses on an adjusted basis were as follows:

•	Cost of sales increased to $278 million from $104 million during the first quarter of 2002 primarily due to increased sales and the shift in product mix principally due to ENBREL®. Cost of sales as a percent of sales increased from 11% in the first quarter of 2002 to 17% in the first quarter of 2003. This increase principally reflects the addition of ENBREL®, and to a lesser extent the company’s newly launched products. ENBREL® has significantly higher manufacturing costs and higher royalty expense as compared with Amgen’s other products. In addition, the manufacturing costs of Amgen’s ENBREL® production facility in Rhode Island are greater than those of Amgen’s contract manufacturer.

•	In the first quarter, R&D expense was $342 million versus $203 million in the first quarter of 2002. This increase was primarily due to the inclusion of headcount in Seattle and increases in other R&D locations and an increase in clinical trial activity.

•	SG&A expense was $385 million in the first quarter of 2003 versus $246 million for the prior year. This increase was primarily due to support for ENBREL®, the Wyeth profit share related to ENBREL® and higher staff-related expenses to support new product launches.

For 2003, adjusted operating expenses are now expected to range between $4.4 and $4.7 billion versus the previous estimate of between $4.2 and $4.5 billion. This increase in operating expense guidance is due in part to higher costs of sales associated with a higher sales forecast and further investments in R&D and SG&A.

Amgen today announced more definitive tax guidance for 2003 and is providing for taxes at an annual rate of 29.5% on an adjusted basis.

In the first quarter of 2003, share repurchases were $451 million representing the repurchase of approximately 8 million shares. Capital expenditures in the first quarter were $268 million compared to $82 million for the same period a year ago. The increase was principally related to the company’s Puerto Rico manufacturing expansion, the construction of the company’s research center in Seattle, and the building of a new ENBREL® manufacturing plant in Rhode Island. The company’s cash and marketable securities were $4.8 billion at the end of the quarter.

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First Quarter Adjusted Earnings Per Share of 42 Cents Increases 31%

Pipeline Update

Positive results were achieved in a Phase 3 study of cinacalcet hydrochloride (HCl), Amgen’s first small-molecule therapeutic, in patients with secondary hyperparathyroidism. Cinacalcet HCl is an oral-acting modulator of the parathryroid gland calcium-sensing receptor that enables targeted control of secondary hyperparathyroidism in end-stage kidney disease patients. In the first of three Phase 3 trials, statistically significant efficacy was seen as judged by metabolic endpoints. Cinacalcet was safe and well-tolerated. The results of two additional efficacy studies will be available shortly. Amgen expects to file cinacalcet HCl for regulatory approval with the FDA for secondary hyperparathyroidism in the second half of 2003.

Amgen reported that analysis of data from a second Phase 3 study of ENBREL® in the treatment of psoriasis was positive, achieving the primary and key secondary endpoints. Psoriasis affects nearly seven million people in the United States, approximately one million of whom are classified as having moderate to severe disease. Amgen expects to file for regulatory approval with the U.S. FDA for this indication in 2003.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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First Quarter Adjusted Earnings Per Share of 42 Cents Increases 31%

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, [the rate of] sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole third party suppliers.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

CONTACT:	Amgen, Thousand Oaks
Jeff Richardson, 805/447-3227 (Media)
Cary Rosansky, 805/447-4634 (Investors)

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EDITOR’S NOTE: An electronic version of this news release may be accessed via our web site at www.amgen.com. Visit the Corporate Center and click on Amgen News. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Amgen News section of the web site.

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First Quarter Adjusted Earnings Per Share of 42 Cents Increases 31%

Appendix 1

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2003				Three Months Ended March 31, 2002
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$1,635.9	$—		$1,635.9	$908.6
Corporate partner revenues	33.9	—		33.9	31.5
Royalty income	91.4	—		91.4	68.4

Total revenues	1,761.2	—		1,761.2	1,008.5
Operating expenses:
Cost of sales	283.3	(4.9	)(1)	278.4	103.6
Research and development	351.3	(9.7	)(1)	341.6	203.4
Selling, general and administrative	390.1	(4.8	)(1)	385.3	245.8
Amortization of intangible assets	83.9	(83.9	)(2)	—	—
Earnings of affiliates, net	(9.6)	—		(9.6)	(1.7)

Total operating expenses	1,099.0	(103.3)		995.7	551.1
Operating income	662.2	103.3		765.5	457.4
Other income (expense):
Interest and other income, net	32.8	—		32.8	43.7
Interest expense, net	(6.9)	—		(6.9)	(7.0)

Total other income	25.9	—		25.9	36.7
Income before income taxes	688.1	103.3		791.4	494.1
Provision for income taxes	194.8	38.7	(3)	233.5	153.2

Net income	$493.3	$64.6		$557.9	$340.9

Earnings per share:
Basic	$0.38			$0.43	$0.33
Diluted(4)	$0.37			$0.42	$0.32
Shares used in calculation of earnings per share:
Basic	1,290.5			1,290.5	1,043.6
Diluted(4)	1,349.9			1,349.9	1,085.6

(1) –	(4) See explanatory notes on Page 8

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First Quarter Adjusted Earnings Per Share of 42 Cents Increases 31%

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan. The total estimated remaining costs of such retention benefits is approximately $80 million, pre-tax, and will be incurred through the quarter ending June 30, 2004.

(2)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL®, related to the Immunex acquisition. The total annual non-cash charge is currently estimated to be approximately $340 million, pre-tax.

(3)	To reflect the tax effect of the above adjustments.

(4)	The following table presents the computation for GAAP and “Adjusted” diluted earnings per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended March 31, 2003		Three Months Ended March 31, 2002
	GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$493.3	$557.9	$340.9
Adjustment for interest expense on Convertible Notes, net of tax	5.2	5.2	1.7

Income for diluted EPS, after assumed conversion of Convertible Notes	$498.5	$563.1	$342.6

Shares (Denominator):
Weighted-average shares for basic EPS	1,290.5	1,290.5	1,043.6
Effect of Dilutive Securities	24.4	24.4	30.1
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35.0	35.0	11.9

Adjusted weighted-average shares for diluted EPS	1,349.9	1,349.9	1,085.6

Diluted earnings per share	$0.37	$0.42	$0.32

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First Quarter Adjusted Earnings Per Share of 42 Cents Increases 31%

Appendix II

Amgen Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and marketable securities	$4,757.0	$4,663.9
Trade receivables, net	845.2	752.4
Inventories	582.7	544.9
Other current assets	471.0	442.3

Total current assets	6,655.9	6,403.5
Property, plant, and equipment, net	2,954.2	2,813.5
Intangible assets, net	4,715.5	4,801.9
Goodwill	9,873.5	9,871.1
Other assets	530.4	566.3

Total assets	$24,729.5	$24,456.3

Liabilities and Stockholders’ Equity
Current liabilities	$1,584.8	$1,529.2
Deferred tax liabilities	1,585.6	1,593.4
Long-term debt	3,055.7	3,047.7
Stockholders’ equity	18,503.4	18,286.0

Total liabilities and stockholders’ equity	$24,729.5	$24,456.3

Shares outstanding	1,288.2	1,289.1

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First Quarter Adjusted Earnings Per Share of 42 Cents Increases 31%

Appendix III

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Fiscal Quarter Ended		Historical Quarters Ended
	3/31/03	3/31/02	6/30/02	9/30/02	12/31/02
EPOGEN®	$547.1	$512.2	$570.3	$558.4	$619.7
Aranesp® – U.S.	157.9	24.5	33.0	76.8	150.4
Aranesp® – International	96.9	14.7	22.7	36.9	56.6
NEUPOGEN® – U.S.	194.0	280.7	280.5	241.1	239.4
NEUPOGEN® – International	90.0	74.3	82.9	91.1	89.6
Neulasta™ – U.S.	252.4	—	109.8	141.7	212.0
Neulasta™ – International	5.5	—	—	—	—
ENBREL® – U.S.	264.5	—	—	150.5	195.7
ENBREL® – International	9.5	—	—	7.6	8.3
Other product sales	18.1	2.2	16.0	41.7	49.9

Total product sales	$1,635.9	$908.6	$1,115.2	$1,345.8	$1,621.6

U.S.	$1,427.5	$819.1	$1,008.3	$1,207.6	$1,461.7
International	208.4	89.5	106.9	138.2	159.9

	$1,635.9	$908.6	$1,115.2	$1,345.8	$1,621.6

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First Quarter Adjusted Earnings Per Share of 42 Cents Increases 31%

Appendix IV

Amgen Inc.

Reconciliation of “Adjusted” Earnings Guidance to GAAP Earnings Guidance

for the Year Ended December 31, 2003

2003
“Adjusted” earnings per share guidance	$1.80 – $ 1.90
Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets	(0.16)
Other merger related expenses	(0.03)
J&J arbitration award – attorney fees	— (1)

GAAP earnings per share guidance	$1.61 – $1.71

“Adjusted” operating expense guidance	$4.4 to $4.7 Billion

Impact of known adjustments to arrive at GAAP operating expenses:
Amortization of acquired intangible assets	340 million
Other merger related expenses	70 million
J&J arbitration award – attorney fees	— (1)

GAAP operating expense guidance	$4.8 to $5.1 Billion

“Adjusted” tax rate guidance	29.5%

Impact of known adjustments to arrive at GAAP tax rate:
Amortization of acquired intangible assets	(1.0%)
Other merger related expenses	(0.2%)
J&J arbitration award – attorney fees	— (1)

GAAP tax rate guidance	28.3%

(1)	In connection with a dispute with Johnson & Johnson, in January 2003, the Company was awarded reimbursement of its costs and expenses, as the successful party in the arbitration proceeding. The final amount of the recovery will be determined by the Arbitrator and will be recorded by Amgen as a one-time gain. As the final amount has not yet been determined, no adjustment is reflected above.